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                                                                   Exhibit 10.49

                                 LOAN AGREEMENT
                             (Amended and Restated)

                                  June 29, 2001

Horizon Vessels, Inc.
Horizon Offshore, Inc., and
Horizon Offshore Contractors, Inc.
2500 Citywest Blvd., Suite 2200
Houston, Texas 77042

RE: Loans by SouthTrust Bank to Horizon Vessels, Inc., a Delaware Corporation, Horizon Offshore, Inc., a Delaware Corporation and Horizon Offshore Contractors, Inc., a Delaware Corporation, in the original principal amount of $6,000,000.00, dated June 29, 2001, and in the original principal amount of $1,680,000.00 dated August 31, 2001, secured respectively by Deeds of Trust dated June 29, 2001 and August 31, 2001, and recorded in the Official Public Records of Real Property of Jefferson County, Texas under File No. 2001024037 and 2001032447.

     This amended and restated Loan Agreement (the "Loan Agreement") sets forth the revised terms of certain financing transactions between Horizon Vessels, Inc., a Delaware Corporation, Horizon Offshore, Inc., a Delaware Corporation and Horizon Offshore Contractors, Inc., a Delaware Corporation (referred to, jointly and severally, as "Borrower"), and SouthTrust Bank (the "Bank"):

1. LOAN. The Bank has made to Borrower a loan in a separate, single advance on June 29, 2001 (the "Effective Date") for $6,000,000 subject to the provisions of a Loan Agreement dated effective on the Effective Date (the "$6,000,000 Loan"). In addition on August 31, 2001, the Bank made to Borrower a loan in a separate, single advance of $1,680,000 (the "$1,680,000 Loan"). The $6,000,000 Loan and
the $1,680,000 Loan are collectively referred to as the "Loans."and both of the Loans are secured by certain real property and personal property (the "Real and Personal Property") described in the Deeds of Trust (with combined Security Agreements) identified above. The purposes of this amended and restated Loan Agreement is to revise and restate the terms of the Loan Agreement and to expressly include the $1,680,000 Loan under the Loan Agreement. The modifications made pursuant to this amended and restated Loan Agreement are expressly conditioned on the execution of the 2004 Subordinated Notes (defined below) and on the funding of the loans evidenced by the 2004 Subordinated Notes. The original Loan Agreement and this amended and restated Loan Agreement, and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to either of the Loans (including both the $6,000,000 Loan and the $1,680,000 Loan), as defined


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either in this amended and restated Loan Agreement or in the original Loan
Agreement are collectively referred to as the "Loan Documents". All references in any Loan Document to the "Loan Agreement" shall be deemed to refer to original Loan Agreement for any act, omission, occurrence, event, or default during any period from the Effective Date to March ___, 2004, the date of this amended and restated Loan Agreement and shall be deemed to refer to this amended and restated Loan Agreement for any act, omission, occurrence, event, or default commencing on March ____, 2004, the date of this Amended and restated Loan Agreement. Notwithstanding anything to the contrary in the Loan Documents, the Bank hereby consents to Horizon Vessels, Inc. granting a mortgage to Elliott Associates, L.P. in the Real and Personal Property securing the 2004 Subordinated Notes, that shall be inferior to the Deeds of Trust in favor of the Bank.

2. PROMISSORY NOTES. The Loans shall be evidenced by one or more promissory notes (whether one or more, together with any renewals, extensions and increases thereof, the "Notes") duly executed by Borrower and payable to the order of Bank, in form and substance acceptable to Bank. Interest on the Notes shall accrue at the rate(s) determined under the Notes. Principal and interest on the Notes shall be due and payable in accordance with the provisions set forth in the Notes and in this Loan Agreement.

3. COLLATERAL. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations from time to time owing by Borrower to Bank, Borrower shall grant, and hereby grants, to Bank, its successors and assigns, a first and prior lien and security interest in and to the property described below, together with any and all PRODUCTS AND PROCEEDS thereof (the "Collateral"):

          a. Being 21.2284 acres of land, more or less, being all of Tracts No. 8, 9, 10, 11 and 12, out of what is commonly referred to as Pleasure Islet and being out of that certain 92.563 acre tract of land heretofore conveyed unto Pleasure Islet Associates duly authorized by resolution No. 81-188 dated July 13, 1981 of the City Council of the City of Port Arthur and being out of that certain 1,877.94 acre tract of land heretofore conveyed to the City of Port Arthur, Texas, by the State of Texas by patent as recorded in Vol 1014, Page 476, Deed Records of Jefferson County, Texas; said 21.2284 acre tract being all of Tract Nos. 8, 9, 10, 11 and 12 that was conveyed to Coastal Marine Service of Texas, Inc. by Joe Lyday on October 4, 1994 by Special Warranty Deed and recorded in County Clerk's File No. 9432540 Official Public Records of Real Property of Jefferson County, Texas, together with all improvements, fixtures, equipment and other appurtenances attached thereto, more particularly described in the Deed of Trust executed in connection with the Loan Agreement, such real property being more particularly described in the Deed of Trust recorded under File No. 2001024037 of the Official Public Records of Real Property of Jefferson County, Texas, and in the Deed of Trust recorded under File No. 2001032447 of the Official Public Records of Real Property of Jefferson County, Texas..


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          b. All equipment and fixtures of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned by Borrower and used or usable in Borrower's business, located at or on the real property subject to such Deed of Trust identified above, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing.

     The term "Collateral" shall also include all records and data relating to any of the foregoing (including, without limitation, any computer software on which such records and data may be located). Borrower agrees to execute such security agreements, assignments, deeds of trust and other agreements and documents as Bank shall deem appropriate and otherwise require from time to time to more fully create and perfect Bank's lien and security interests in the Collateral.

4. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants, and upon each request for an advance under the Loan, further represents and warrants, to Bank as follows:

     a. Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents.

     b. Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

     c. No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its articles or certificate of incorporation or bylaws, if Borrower is a corporation, or its partnership agreement, if Borrower is a partnership, or any agreement or other instrument binding upon Borrower, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

     d. Financial Condition. Each financial statement of Borrower supplied to the Bank truly discloses and fairly presents Borrower's financial condition as of the date of each such statement. There has been no material adverse change in such financial


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          condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to the Bank.

     e. Litigation. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower.

     f. Taxes; Governmental Charges. Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

5. AFFIRMATIVE COVENANTS. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Bank shall otherwise consent in writing:

     a. Accounts and Records. Maintain its books and records in accordance with generally accepted accounting principles.

     b. Right of Inspection. Permit Bank to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower's books and records, at all reasonable times.

     c. Right to Additional Information. Furnish Bank with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower's financial condition and business operations as Bank may request from time to time.

     d. Compliance with Laws. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

     e. Taxes. Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all


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          lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

     f. Insurance. Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation, business interruption and other insurance deemed necessary or otherwise required by Bank.

     g. Notice of Indebtedness. Promptly inform Bank of the creation, incurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Loan Agreement.

     h. Notice of Litigation. Promptly after the commencement thereof, notify Bank of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties.

     i. Notice of Material Adverse Change. Promptly inform Bank of (i) any and all material adverse changes in Borrower's financial condition, and
          (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

     j. Additional Documentation. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Bank may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

6. NEGATIVE COVENANTS. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Bank make any material change in the nature of its business as carried on as of the Effective Date and will not violate or fail to comply with any covenants or agreements regarding other debt which will or would with the passage of time or upon demand cause the maturity of any other debt to be accelerated.

7. FINANCIAL COVENANTS. Unless otherwise specified, all accounting and financial terms and covenants set forth in this agreement are to be determined according to generally accepted accounting principles, consistently applied. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan


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     Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will maintain the following financial covenants:

     a. During the period from the Date of the Note to December 31, 2003, the following subsections 1 - 6 shall apply:

          1. Working Capital. Borrower will maintain, at all times, its current assets (excluding prepaid expenses), less its current liabilities at an amount not less than $10,000,000.00.

          2.   Current Ratio. Borrower will maintain, at all times, a ratio of
               (a) current assets (excluding prepaid expenses), to (b) current liabilities of not less than 1.0 to 1.0.

          3. Tangible Net Worth. Borrower will maintain, at all times, its Tangible Net Worth at not less than $125,000,000.00.

          4. Liabilities/Tangible Net Worth. Borrower will maintain, at all times, a ratio of (a) total liabilities to (b) Tangible Net Worth of not greater than 1.5 to 1.0.

          5. Debt Service. Borrower will maintain, as of the last day of each fiscal year, a ratio of (a) net income after taxes plus depreciation, amortization and other non-cash expenses for the 12 month period ending with such fiscal year, less any Distributions during such 12 month period to (b) current maturities of long-term debt and long-term leases for such 12 month period, of not less than 1.3 to 1.0.

          6. EBIDA. Borrower will not permit the ration of its funded debt to EBIDA to exceed 3.6x.

     b. Except for subsection 4, which will apply from December 31, 2003 through December 31, 2004 only, during the period from December 31, 2003 through maturity of the Notes, the following subsections 1 - 17 shall apply:

          1. Current Ratio. Borrower will maintain, at all times, a CURRENT RATIO of not less than the amount required by the following schedule:

                         A. .90x, during each of the fiscal quarters ending on
                    March 31, 2004, and ending on June 30, 2004;

                         B. 1.05x, during the fiscal quarter ending September
                    30, 2004;

                         C. 1.10x, during the fiscal quarter ending December 31,
                    2004;


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                         D. 1.0x, for all fiscal quarters beginning after
                    December 31, 2004.

               The Current Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2004

          2. Minimum Tangible Net Worth. Borrower will at all times maintain Tangible Net Worth in an amount not less than the sum of (a) $110,000,000.00, plus (b) seventy-five percent (75%) of Net Income for each fiscal quarter of the Company and its Subsidiaries which has been completed as of the date of calculation, commencing with the fiscal quarter ending March 31, 2004, provided, however, that in the event that Net Income of the Company and its Subsidiaries is not greater than zero for any fiscal quarter, an amount equal to zero shall be added to the calculation of Tangible Net Worth for such fiscal quarter, plus
               (c) ninety percent (90%) of the net proceeds of any common stock or other equity issued by the Company or any of its Subsidiaries (on a consolidated basis) after December 31, 2003. Tangible Net Worth shall be calculated and tested quarterly as of the last day of each fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2004. Any audit adjustment for fiscal year ended December 31, 2003 that results in an adjustment to the equity accounts in excess of $53,416,000, will adjust the minimum Tangible Net Worth requirement on a dollar for dollar basis.

          3. Fixed Charge Coverage. Borrower will maintain, as of the end of each fiscal quarter, a FIXED CHARGE COVERAGE RATIO of not less than the amount required by the following schedule:

               A.    1.50x, during the fiscal quarter ending September 30, 2004;
                     and

               B.    1.40x, during the fiscal quarter ending December 31, 2004.

               C. 1.20x, for all fiscal quarters beginning after December 31, 2004.

     [No fixed charge coverage ratio requirement in first or second quarter
2004.]

          4. Minimum EBITDAR. Borrower shall achieve EBITDAR of not less than the amount required by the following schedule:

               A. -$2,500,000.00 for the fiscal quarter ending on March 31, 2004;

               B. -$4,500,000.00, combined, for the preceding two fiscal quarters ending on June 30, 2004;

               C. $8,000,000.00, combined, for the preceding three fiscal quarters ending September 30, 2004; and

               D. $20,000,000.00, combined, for the preceding four fiscal quarters ending December 31, 2004.

     [EBITDAR to be calculated on a cumulative basis beginning in first quarter 2004.]


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          5.   The term "CURRENT RATIO" means, at any particular date, (a)
               Current Assets as of such date divided by (b) Current Liabilities as of such date.

          6. The term "CURRENT ASSETS" means all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of Horizon Offshore, Inc. (the "Company") and its subsidiaries.

          7. The term "CURRENT LIABILITIES" means all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Company and its subsidiaries, excluding all revolving facilities and any balloon payment due in the next twelve (12) months.

          8. The term "NET INCOME" means, for any period, with respect to the Company and its Subsidiaries, the consolidated net income (or loss) of the Company and its Subsidiaries for such period, determined in accordance with GAAP applied consistently, (excluding any extraordinary items during such period).

          9. The term "TANGIBLE NET WORTH" means, at any particular date, all amounts which, in conformity with GAAP, would be included as stockholder's equity on a consolidated balance sheet of the Company and its subsidiaries; provided, however, there shall be excluded there from (a) any amount at which shares of capital stock of the Company or any Subsidiary appear as an asset on the Company's or such Subsidiary's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) deferred expenses, (e) loans and advances to any stockholder, director, officer, or employee of the Company or any Subsidiary or any Affiliate, (f) all other assets which are properly classified as intangible assets; and (g) any paid-in-kind interest on the 2004 Subordinated Notes.

          10. The term "FIXED CHARGE COVERAGE RATIO" means for the Company and its Subsidiaries, on a consolidated basis,

               (a) as of September 30, 2004, (i) EBITDA for the quarter ended as of September 30, 2004 divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of September 30, 2004 divided by four (4), plus (B) Cash Interest for the quarter ended September 30, 2004, plus (C) Tax Expense for the quarter ended September 30, 2004, and

               (b) as of December 31, 2004, (i) EBITDA for the quarters ended September 30, 2004 and December 31, 2004 divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of December 31, 2004 divided

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               by two (2), plus (B) Cash Interest for the quarters ended
               September 30, 2004 and December 31, 2004, plus (C) Tax Expense for the quarters ended September 30, 2004 and December 31, 2004, and

               (c) as of March 31, 2005, (i) EBITDA for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005 divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of March 31, 2005 times .75 (seventy-five percent), plus (B) Cash Interest for the quarters ended September 30, 2004 , December 31, 2004, and March 31, 2005, plus (C) Tax Expense for the quarters ended September 30, 2004 , December 31, 2004, and March 31, 2005, and

               (d) as of June 30, 2005 and all quarter ending thereafter, (i) EBITDA for the four (4) quarters there ended divided by (ii) the sum of (A) Current Maturities of Long Term Debt as of the quarter there ended, plus (B) Cash Interest for the four (4) quarters there ended, plus (C) Tax Expense for the four (4) quarters there ended.

          11. The term "EBITDA" means for the Company and its Subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings), plus (b) TAX EXPENSE, plus (c) depreciation and amortization, plus (d) Interest Expense.

          12. The term "CASH INTEREST" means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period, determined in accordance with GAAP applied consistently, less the interest related to the Subordinated Debt which is in fact paid in kind.

          13. The term "CURRENT MATURITIES OF LONG TERM DEBT" means for the Company and its Subsidiaries on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Total Funded Debt of the Company and its Subsidiaries which has a final maturity more than twelve months from the date of calculation, excluding all revolving facilities and any balloon payment due in the next twelve (12) months.

          14. The term "INTEREST EXPENSE" means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period, determined in accordance with GAAP applied consistently.

          15. The term "TAX EXPENSE" means, for any period, for the Company and its Subsidiaries, on a consolidated basis, the sum of all tax expense of the Company and its Subsidiaries for such period determined in accordance with GAAP applied consistently.

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          16.  The term "EBITDAR" means for the Company and its Subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings), plus (b) Tax Expense, plus (c) depreciation and amortization, plus (d) Interest
               Expense, plus (e) restructuring charges, including costs of professional advisors to the Borrowers (for the professional advisors to the Borrowers, the Lenders or other creditors) not to exceed $1,600,000 for the fiscal year ended December 31, 2004.

          17. The term "2004 Subordinated Notes" means the subordinated notes of Horizon Offshore, Inc., issued pursuant to the Purchase Agreement dated as of March __, 2004, and all related liens and security documents.

8. REPORTING REQUIREMENTS. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will, unless Bank shall otherwise consent in writing, furnish to Bank:

     a. Interim Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal quarter together with a copy of all filings with the Securities and Exchange Commission, all in form and substance and in reasonable detail satisfactory to Bank and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with generally accepted accounting principles, consistently applied, and in each case audited by independent public accountants of recognized standing acceptable to Bank.

     b. Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal year together with a copy of all filings with the Securities and Exchange Commission, all in form and substance and in reasonable detail satisfactory to Bank and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with generally accepted accounting principles, consistently applied, and in each case audited by independent public accountants of recognized standing acceptable to Bank.

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9. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of
Default" under this Loan Agreement:

     a. The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other indebtedness or obligations owing to Bank by Borrower from time to time.

     b. The failure of Borrower or any Obligated Party (as defined below) to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required in this Loan Agreement or in any of the other Loan Documents.

     c. The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Bank and Borrower.

     d. Any representation contained in this Loan Agreement or in any of the other Loan Documents made by Borrower or any Obligated Party is false or misleading in any material respect.

     e. The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or understanding.

     f. If Borrower or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing collectively referred to as "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property

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          of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party.

     g. If Borrower or any Obligated Party is an entity, the liquidation, dissolution, merger or consolidation of any such entity or, if Borrower or any Obligated Party is an individual, the death or legal incapacity of any such individual.

     h. The entry of any judgment against Borrower or the issuance or entry of any attachment or other lien against any of the property of Borrower for an amount in excess of $300,000.00, to the extent not covered by insurance, if undischarged, unbonded or undismissed within thirty (30) days after such entry.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative. The term "Obligated Party", as used in this Loan Agreement, shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the indebtedness evidenced by the Notes.

10. REMEDIES. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Bank by Borrower at such time shall, at the option of Bank, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Bank may, at its option, cease further advances under any of the Notes; provided, however, concurrently and automatically with the occurrence of an Event of Default under subparagraph (f) in the immediately preceding paragraph (i) further advances under the Notes shall cease, and (ii) the Notes and all other indebtedness owing to Bank by Borrower at such time shall, without any action by Bank, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Borrower. All rights and remedies of Bank set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Bank, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

11. RIGHTS CUMULATIVE. All rights of Bank under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Bank under any and all other agreements between Borrower and Bank (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Bank under the terms of any other agreement.

12. WAIVER AND AGREEMENT. Neither the failure nor any delay on the part of Bank to exercise any right, power or privilege under any of the Loan Documents shall operate as a


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
     waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

13. BENEFITS. This Loan Agreement shall be binding upon and inure to the benefit of Bank and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

14. NOTICES. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided in this Loan Agreement, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

15. CONSTRUCTION. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Bank's address set forth on the signature page hereof is located.

16. INVALID PROVISIONS. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

17. USURY DISCLAIMED. It is agreed by Lender and Borrower to be their joint intent at all times to comply with the usury and all other laws relating to this Loan Agreement, the Note and all Loan Documents, now or hereafter in effect in the United States and the

     State of Texas. If the laws of the United States or the State of Texas are ever revised, repealed or judicially interpreted, or any other circumstances should occur, and the same causes sums constituting interest and called for herein or under the Note or any document executed in connection herewith or contracted for, charged or received with respect to the Loan, to be in excess of the amount (the "Maximum Amount") or produce a rate in excess of the rate (the "Maximum Rate") of interest that Lender may contract for, charge and collect pursuant to the provisions of applicable laws and in regard to which Borrower would be prevented successfully from raising the claim or defense of usury, then it is Borrower's and Lender's express intent that all amounts in excess of the Maximum Amount theretofore collected by Lender be, at the option of Lender, either refunded to Borrower forthwith or credited on the unpaid principal amount of the Note, and the provisions hereof and of the Note shall be immediately deemed reformed and amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law but so as to permit the recovery of the Maximum Rate and Maximum Amount of interest which may be collected under said law. In addition, in the event that the maturity of the Note is accelerated by reason of an election by Lender hereunder or under the Note or the Loan Documents, earned interest may never include more that the amount calculated pursuant to the Maximum Rate, and if unearned interest is provided for herein or in the Note, then Borrower and any other party obligated hereon and thereon hereby agree to accept as their sole remedy under such circumstances either (i) the cancellation of said unearned interest, or (ii) if theretofore paid, either the return to Borrower or the crediting of said unearned interest on the principal amount of the Note, whichever remedy may be elected by Lender. Borrower and Lender further agree that if any amounts constituting interest are collected hereunder or under the Note, or any Loan Documents, which produce a rate in excess of the Maximum Rate, that such amounts collected will have been and will be deemed to have been the result of a mathematical error on the part of the Borrower and Lender.

18. EXPENSES. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Bank's rights upon the occurrence of Event of Default.

19. PARTICIPATION OF THE LOAN. Borrower agrees that Bank may, at its option, sell interests in the Loan and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Bank may disclose any financial and other information available to Bank concerning Borrower to each perspective purchaser.

20. ENTIRE AGREEMENT. This Loan Agreement (together with the other Loan Documents) contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same.

21. CONFLICTS. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

22. COUNTERPARTS. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.
23. THE WRITTEN LOAN AGREEMENT FOR THE LOAN OR OTHER EXTENSION OF CREDIT DESCRIBED ABOVE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES

     If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

                               Very truly yours,

                                        SOUTHTRUST BANK

                                        By:
                                        Name:
                                        Title:

Bank's Address:
P.O. Box 1027
Groves,  Texas 77619

ACCEPTED as of the date first
written above.

BORROWER:

HORIZON VESSELS, INC. a Delaware Corporation

BY:           /s/ David W. Sharp
    -------------------------------------
    NAME:       DAVID W. SHARP
    TITLE: EXECUTIVE VICE PRESIDENT AND
             CHIEF FINANCIAL OFFICER

HORIZON OFFSHORE, INC., a Delaware Corporation

BY:           /s/ David W. Sharp
    -------------------------------------
    NAME:       DAVID W. SHARP
    TITLE: EXECUTIVE VICE PRESIDENT AND
             CHIEF FINANCIAL OFFICER

HORIZON OFFSHORE CONTRACTORS, INC., a Delaware Corporation

BY:           /s/ David W. Shar
    -------------------------------------
    NAME:       DAVID W. SHARP
    TITLE: EXECUTIVE VICE PRESIDENT AND
             CHIEF FINANCIAL OFFICER

Borrower's Address:
2500 Citywest Blvd., Suite 2200
Houston, Texas 77042


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